Exhibit 99.1

news release

News Media Contact:	Kirk Saville (336) 519-6192
Analysts and Investors Contact:	T.C. Robillard (336) 519-2115

HanesBrands Names Michael Dastugue Chief Financial Officer

WINSTON-SALEM, N.C. – (April 29, 2021) – HanesBrands (NYSE: HBI), a leading global marketer of branded everyday apparel, today announced that Michael Dastugue has been named chief financial officer, effective May 1, 2021.

Dastugue will bring more than 30 years of financial leadership and transformation experience at large organizations to the company. He has an extensive background in financial planning and analysis, corporate strategy, accounting, tax and external reporting.

“Michael has an impressive record of delivering results and building capabilities,” said Steve Bratspies, HanesBrands CEO. “He has been a driving force in large-scale change programs and in positioning companies for long-term growth. Michael is an outstanding leader with a strategic mindset, and I look forward to partnering with him as we unlock our Full Potential.”

Most recently, Dastugue was executive vice president and chief financial officer at Walmart U.S., where he led financial activities at the company’s $370 billion U.S. segment. Dastugue played a key role in Walmart’s transformation, helping drive improved profitability and productivity across the organization. Prior to that, Dastugue served as executive vice president and chief financial officer at Sam’s Club, Walmart’s $57 billion club division. Before joining Walmart in 2013, Dastugue was chief financial officer at J.C. Penney, where he held a number of financial and real estate leadership roles during 20 years.

“HanesBrands has a strong foundation and is executing an aggressive strategic plan,” Dastugue said. “I look forward to joining the new leadership team, driving the growth agenda and helping the company reach its Full Potential.”

Dastugue holds a bachelor’s degree from Texas A&M University and an MBA from the University of Texas.

HanesBrands

HanesBrands, based in Winston-Salem, N.C., is a socially responsible leading marketer of everyday basic innerwear and activewear apparel in the Americas, Europe, Australia and Asia-Pacific. The company sells its products under some of the world’s strongest apparel brands, including Hanes, Champion, Bonds, Maidenform, DIM, Bali, Playtex, Bras N Things, Nur Die/Nur Der, Alternative, L’eggs, JMS/Just My Size, Lovable, Wonderbra, Berlei and Gear for Sports. The company sells T-shirts, bras, panties, shapewear, underwear, socks, hosiery, and activewear produced in the company’s low-cost global supply chain. A Fortune 500 company and member of the S&P 500 stock Index (NYSE: HBI), Hanes has approximately 61,000 employees in more than 40 countries. For more information, visit the company’s corporate website at www.Hanes.com/corporate and newsroom at https://newsroom.hanesbrands.com/. Connect with the company via social media: Twitter (@hanesbrands), Facebook (www.facebook.com/hanesbrandsinc), Instagram (@hanesbrands), and LinkedIn (@Hanesbrandsinc).

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